Exhibit (d)(15)

Amplify Energy Corp.

Management Incentive Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Amplify Energy Corp., a Delaware corporation (the “Company”), and the individual (the “Participant”) whose name is set forth on the signature page attached here to (the “Signature Page”), effective as of the date set forth on the Signature Page as the “Date of Grant”, pursuant to the Amplify Energy Corp. Management Incentive Plan (as the same may be amended from time to time, the “Plan”).

RECITALS

WHEREAS, the Company has adopted the Plan, which is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to receive shares of Common Stock upon the settlement of stock units on the terms and conditions set forth in the Plan and this Agreement (“Restricted Stock Units”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1.    Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant the number of Restricted Stock Units set forth on the Signature Page, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan. Each Restricted Stock Unit represents the promise of the Company to deliver shares of Common Stock (initially one share of Common Stock per Restricted Stock Unit) to the Participant pursuant to the terms and conditions of the Plan and this Agreement.

2.    Vesting of Restricted Stock Units. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

a.    Time-Vesting RSUs. Fifty percent (50%) of the Restricted Stock Units shall be subject to time-vesting conditions (“TSUs”) and shall vest in accordance with the following schedule, subject to the Participant’s continued Service through each applicable vesting date, except as otherwise provided in this Section 2:

Vesting Date	Cumulative Vested Percentage
First Anniversary of the Date of Grant	33 1⁄3%
Second Anniversary of the Date of Grant	66 2⁄3%
Third Anniversary of the Date of Grant	100%

b.    Performance-Vesting RSUs. Fifty percent (50%) of the Restricted Stock Units shall be subject to both time-vesting and performance-vesting conditions (“PSUs”). A PSU shall only become vested and subject to settlement upon satisfaction of both the time-vesting condition and the performance-vesting condition.

(i)    The PSUs shall performance vest based on the Company’s achievement of the 15-Day VWAP targets set forth below on or before the third anniversary of the Date of Grant (such period, the “Performance Period”), subject to the Participant’s continued Service through each applicable vesting date. For purposes of this Agreement, “15-Day VWAP” means the volume-weighted average price per share of Common Stock over fifteen (15) consecutive trading days. In the event the Company makes a significant return of capital to its shareholders during the Performance Period, the Company and the

Participant will work together in good faith to effectuate any necessary adjustments to the 15-Day VWAP Targets.

15-Day VWAP Target	Cumulative Performance-Vested Percentage
At or above $12.50	33 1⁄3%
At or above $15.00	66 2⁄3%
At or above $17.50	100%

Any PSU that does not performance vest prior to the conclusion of the Performance Period shall be forfeited immediately and without consideration at the conclusion of the Performance Period.

(ii)    Any PSUs with respect to which the performance condition is satisfied during the Performance Period (the “Performance-Vested PSUs”) will be subject to time-based vesting, such that 50% of the Performance-Vested PSUs will time vest on the applicable performance-vesting date, and an additional 25% of the Performance-Vested PSUs will time vest on each of the first and second anniversaries of the date on which such Performance-Vested PSUs performance-vested, subject to the Participant’s continued Service through each applicable vesting date.

c.    [Reserved].

d.    Change of Control. If a Change of Control is consummated during the Participant’s Service, all TSUs shall fully vest, and all PSUs shall fully time vest, upon the consummation of such Change of Control. Further, if a Change of Control occurs during the Performance Period, then with respect to any PSUs that have not performance vested as of the Change of Control, such PSUs shall performance vest to the extent that the price per share of Common Stock achieved in the Change of Control equals or exceeds the 15-Day VWAP targets set forth above. Any PSUs that have not performance-vested in accordance with Section 2.b and this Section 2.d as of such Change of Control will be forfeited immediately and without consideration.

e.    Forfeiture. Any Restricted Stock Units that are not fully vested will be forfeited immediately and without consideration upon a termination of the Participant’s Service for any or no reason.

3.    Dividend Equivalent Rights. Each Restricted Stock Unit is granted together with dividend equivalent rights, which dividend equivalent rights will be (a) accumulated and deemed reinvested in additional Restricted Stock Units and (b) subject to the same vesting and forfeiture provisions as the Restricted Stock Units granted pursuant to Section 2. Any payments made pursuant to dividend equivalent rights will be paid in either cash or in shares of Common Stock, or any combination thereof, as elected by the Participant (to the extent permissible under applicable law), effective as of the date of settlement under Section 4 below.

4.    Payment.

a.    Settlement. Promptly following the vesting date of the Restricted Stock Units (but no later than 60 days following each such vesting date), the Company shall deliver to the Participant (or the Participant’s legal representatives of the estate of the Participant) a number of shares of Common Stock equal to the aggregate number of Restricted Stock Units that vested as of such date. No fractional shares of Common Stock shall be delivered; the Company shall pay cash in respect of any fractional shares of Common Stock. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares of Common Stock to be issued in respect of the Restricted Stock Units, registered in the name of the Participant. If the 60-day period following the vesting date of the Restricted Stock Units extends across two calendar years, settlement shall always occur in the second calendar year.

b.    Withholding Requirements. The Company shall have the power and the right to deduct or withhold automatically from any shares of Common Stock or cash deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the amount necessary to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement (collectively, “Withheld Taxes”). If the Restricted Stock Units are settled in shares of Common Stock, all or a portion of the applicable Withheld Taxes may, except as otherwise determined by the Committee at such time, be paid by reducing the number of shares of Common Stock otherwise deliverable upon such settlement by the number of shares of Common Stock having an aggregate Fair Market Value equal to the applicable Withheld Taxes (or a portion thereof).

5.    Adjustment of Shares of Common Stock. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.4 of the Plan, the number of Restricted Stock Units and the performance vesting conditions set forth in Section 2.b may be adjusted in accordance with Section 4.4 of the Plan.

6.    [Reserved].

7.    Miscellaneous Provisions.

a.    Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those shares of Common Stock.

b.    Rights of a Shareholder of the Company. Prior to settlement of the Restricted Stock Units in shares of Common Stock, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock underlying the Restricted Stock Units.

c.    Transfer Restrictions. The shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

d.    No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interferes with or otherwise restricts in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time and for any reason, with or without cause.

e.    No Transfer of Restricted Stock Units. The Participant shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Restricted Stock Units granted hereunder. Any purported Transfer of Restricted Stock Units in breach of this Agreement shall be void and ineffective and shall not operate to Transfer any interest or title in the purported transferee.

f.    Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the

Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable), and will be deemed effective upon confirmation of receipt by the sender of such transmission.

g.    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

h.    Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

i.    Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of the parties hereunder shall survive any termination or expiration of this Agreement or the Participant’s termination of Service.

j.    Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person has become a party to this Agreement or agreed in writing to be joined herein and be bound by the terms hereof.

k.    Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom, and the remaining provisions will nevertheless be binding and enforceable. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

l.    Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

m.    Code Section 409A Compliance. It is the intention of the parties that this Agreement is written and administered, and will be interpreted and construed, in a manner such that no amount under this Agreement becomes subject to (a) gross income inclusion under Code Section 409A or (b) interest and additional tax under Code Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause imposition of the Section 409A Penalties. Accordingly, the Participant consents to any amendment of this Agreement which the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, the Participant a copy of such amendment. Further, to the extent that any terms of the Agreement are ambiguous, such terms shall be interpreted as necessary to comply with, or an exemption under, Code Section 409A when applicable. Under no circumstances will the Company have any liability for any violation of Code Section 409A.

n.    Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Jurisdiction and venue of any action or proceeding relating to this Agreement shall be exclusively in the federal and state courts of competent jurisdiction located in Houston, Harris County, Texas, and the parties hereby waive any objection to such venue and jurisdiction including, without limitation, that it is inconvenient.

o.    Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

p.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, if applicable. Such on-line or electronic system shall satisfy notification requirements discussed in Section 7.f.

q.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

r.    Interpretive Matters. In the interpretation of this Agreement, except where the context otherwise requires:

(i)    The headings used in this Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(ii)    The terms “including” and “include” do not denote or imply any limitation;

(iii)    The conjunction “or” has the inclusive meaning “and/or”;

(iv)    The singular includes the plural, and vice versa, and each gender includes each of the others;

(v)    Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof; and

(vi)    The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.

AMPLIFY ENERGY CORP.

By:
Title:
Date:

PARTICIPANT

Participant Name: [Name] Number of RSUs: [Number] Date of Grant: [Date]

Signature Page to Restricted Stock Unit Award Agreement